                                                                    EXHIBIT 99.1

[GAYLORD ENTERTAINMENT LOGO]                             INFORMATION FOR RELEASE

                      GAYLORD ENTERTAINMENT COMPANY REPORTS

                           FIRST-QUARTER 2003 RESULTS

                      HOSPITALITY SEGMENT EXCEEDS GUIDANCE,

           DELIVERING STRONG REVPAR GROWTH AND IMPROVED EBITDA MARGIN

NASHVILLE, TENN. (May 2, 2003) - Gaylord Entertainment Company (NYSE: GET) today reported its financial results for the first quarter of 2003.

For the quarter, consolidated revenues from continuing operations were $114.4 million, an increase of 14.8% from $99.7 million in the same period last year. Consolidated operating income for the first quarter of 2003 was $5.0 million compared to a loss of $15.7 million in the first quarter of 2002. For first-quarter 2003, the Company had a net loss of $6.5 million, or $0.19 per diluted share, which compares to a net loss of $8.1 million, or $0.24 per diluted share, for the first quarter of 2002. EBITDA(1) was $23.0 million in the latest quarter compared to $10.3 million in the same quarter of 2002.

On March 25, 2003, the Company agreed to enter into a joint sales agreement for WSM-AM with Cumulus Media and to sell its two FM radio stations, WSM-FM and WWTN-FM, to Cumulus Media for $65 million in cash. Gaylord will continue to own its WSM-AM country music radio station. The transaction remains subject to customary closing conditions, including FCC review, and is expected to close in the second quarter. Accordingly, the results of operations of WSM-FM and WWTN-FM have been reclassified as discontinued operations in the attached financial information for both 2003 and 2002.

Commenting on the Company's first-quarter results, Colin Reed, president and chief executive officer of Gaylord Entertainment, said, "The Company's solid first-quarter results reflect the strength of our business model and highlight the differences between Gaylord Hotels and other hospitality competitors. We posted strong growth in RevPAR(2) and total revenue per available room(3), and experienced a significant improvement in EBITDA margin(4). Our strong performance during these challenging times is a reflection on our strategy to focus on the more predictable convention group segment, our ability to capture repeat business, and our capacity to identify and manage demand fluctuations.

These results also could not have been possible without the hard work and dedication of our corporate and property-level management teams."

SEGMENT OPERATING RESULTS

HOSPITALITY

Hospitality RevPAR increased 15.5% to $113.63 in the first quarter of 2003, compared to first-quarter 2002. In addition, hospitality total revenue per available room, which includes items such as food and beverage, increased 21.1% to $241.01 in the first quarter of 2003 compared to first-quarter 2002. Hospitality revenues were $99.5 million in the first quarter of 2003, an increase of 23.9% over the first quarter of 2002. These increases are due to strong overall performance at the Company's two convention properties in a seasonally robust convention market.

Hospitality operating income was $17.0 million in the first quarter of 2003 compared to an operating loss of $1.9 million for the first quarter of 2002. Hospitality EBITDA was $31.9 million in the latest quarter, an increase of $14.4 million over the same period last year. Hospitality EBITDA margins increased from 21.8% in first-quarter 2002 to 32.0% in first-quarter 2003, which is reflective of higher occupancy levels, a favorable business mix and benefits derived from last year's efficiency initiatives at Gaylord Opryland Nashville. Pre-opening expenses were $1.6 million and $5.4 million for the first quarter of 2003 and 2002, respectively. Due to the effect of GAAP straight-line lease payment recognition on the Gaylord Palms ground lease, non-cash lease expense included in operating income was $1.6 million for the first quarters of 2003 and 2002.

The Company, which considers customer satisfaction a key barometer of its success, said solid customer satisfaction scores continue to drive strong future bookings across all Gaylord Hotels properties. In the first quarter, typically the lowest point of the annual booking cycle, the Company booked approximately 172,000 room nights for all future periods. Multi-property bookings accounted for approximately 20% of these room nights.

At the property level, Gaylord Opryland Nashville generated RevPAR of $105.26 in the first quarter of 2003, an increase of 16.3% over the first quarter of 2002. This improvement was driven by a significant increase in occupancy to 77.9% for the first quarter of 2003, compared to 64.8% in first-quarter 2002. Total revenue per available room was $212.34 in the first quarter of 2003, an increase of 20.1% from the same period in 2002.

Gaylord Palms generated RevPAR of $144.14 in the first quarter of 2003, an increase of 11.7% from the same period in 2002. The property enjoyed the combined benefit of a higher average daily rate and higher occupancy than in the first quarter of 2002. Gaylord Palms also continues to appeal to an increasing level of leisure business. Total revenue per available room at Gaylord Palms was $338.73 in the first quarter of 2003, an increase of 19.8% over the first quarter of 2002. According to Smith Travel Research, Gaylord

Palms - which is only in the beginning of its second year of operation - achieved a 114% fair share RevPAR index in the first quarter of 2003 compared to an in-market competitive set of convention properties.

The state-of-the-art Gaylord Opryland Texas Resort & Convention Center is on schedule to open in April 2004. As of first-quarter 2003, the Company had spent approximately $246 million on the project and expects to spend an additional $235 million to complete the project. These figures include pre-opening expenses of $11 million spent through the second quarter of 2003 and $17 million to be spent through completion. During the first quarter of 2003, the Company named John Imaizumi senior vice president and general manager of Gaylord Opryland Texas with responsibility for direction and management of day-to-day operations at the resort. Mr. Imaizumi joins Gaylord Hotels from Ian Schrager Hotels in New York where he served as vice president of operations and most recently as chief administrative officer.

"We are pleased Gaylord Opryland Nashville and Gaylord Palms are delivering such strong results," Reed said. "Gaylord Hotels are unlike any other resort and convention facility in the United States of America. We differentiate ourselves by offering our guests a combination of world-class facilities, superior customer service, and a fun, entertaining environment - all in one place. As we prepare to open another Gaylord Hotel in Grapevine, Texas, we are certainly happy to have recruited a hospitality industry talent of John Imaizumi's caliber to deliver the products and services that make the Gaylord Hotels brand unique."

ATTRACTIONS

Due to the announcement of the sale of WSM-FM and WWTN-FM to Cumulus Media, the historical and current-period results of WSM-FM and WWTN-FM are now re-classified into discontinued operations. The results of WSM-AM are now included in the Attractions segment. As a result, the Company will no longer report a Media segment.

Attractions revenues were $14.8 million in the first quarter of 2003, a decrease of $4.5 million compared to the first quarter of 2002. Operating loss in the Attractions segment was $1.6 million in the first quarter of 2003 compared to an operating loss of $0.8 million in the first quarter of 2002. Attractions EBITDA decreased to a loss of $0.2 million in the latest quarter from a positive $0.7 million in the same period last year. Reductions in revenue and EBITDA are due primarily to weaker performance at Corporate Magic, the Company's corporate-event production business, which experienced decreased corporate entertainment spending in the quarter.

Grand Ole Opry revenues grew in the first quarter of 2003 over the same period last year, and the Opry continues to operate profitably. Attendance at the Opry remained strong as the show continues to attract top talent. The Company has responded to the Opry's popularity by adding 21 new performances for 2003. Emphasizing the reach and influence that the Grand Ole Opry has with today's country audience, singer Darryl Worley premiered "Have You Forgotten?" on the Opry stage, and the performance generated a groundswell of demand to record and release the song. The single quickly shot up the charts to No. 1 after only five weeks, becoming the fastest-rising song since 1997 according to Billboard magazine.

The distribution of "America's Grand Ole Opry Weekend" via the Company's syndication agreement with Westwood One is scheduled to launch today. In connection with the sale of WSM-FM and WWTN-FM, Cumulus Media has agreed to carry this program across its country network which includes 33 markets. The Company expects to launch syndication, an important step in the Opry's distribution strategy, with approximately 70 stations subscribed.

As part of its commitment to invest in the Opry's future, the Company announced it has earmarked $7.5 million to renovate the world-famous Grand Ole Opry House. Many improvements and enhancements are being made, including production upgrades for the artists who perform on stage as well as improved public areas and amenities for the Opry's audiences.

"During the first quarter, we made great strides in our efforts to extend the Opry brand," Reed said. "The Cumulus Media agreement coupled with the Westwood One distribution agreement greatly enhance our ability to bring Opry entertainment to a much broader audience around the country."

CORPORATE AND OTHER

Corporate and Other expense totaled $10.5 million for the first quarter of 2003, compared to an expense of $12.9 million for the first quarter of 2002. These expenses included non-cash and/or non-recurring charges of $1.8 million and $1.7 million for the first quarters of 2003 and 2002, respectively. These charges account for items such as depreciation, amortization and the non-cash portion of the Gaylord Entertainment Center naming rights agreement expense.

LIQUIDITY

At March 31, 2003, the Company had total long-term debt outstanding of $338.9 million, unrestricted cash of $30.2 million and restricted cash of $33.6 million.

A significant development this quarter was the announced joint sales agreement for WSM-AM and the sale of our two FM radio stations to Cumulus Media for $65 million. The transaction received early termination from its Hart-Scott-Rodino antitrust review and is awaiting clearance from the FCC. The Company now expects the transaction will close as early as the beginning of June. The sale is expected to result in a minimal current-year tax liability.

As previously announced, the Company received a commitment in February 2003 for a $225 million financing arranged by Deutsche Bank, Bank of America and CIBC. The proceeds will be used to pay off the Company's existing $60 million term loan and to complete the construction of Gaylord Opryland Texas. We currently expect to close this transaction in May.

"We continued to strengthen our financial position during the first quarter," said David Kloeppel, chief financial officer of Gaylord Entertainment. "Net proceeds from the sale of the two radio stations to Cumulus Media will help provide us liquidity to complete construction of Gaylord Opryland Texas and to extend our growth strategy."

OUTLOOK

The following information is based on current information as of May 2, 2002. The Company does not expect to update guidance until next quarter's earnings release; however, the Company may update its full business outlook or any portion thereof at any time for any reason.

The Company expects total consolidated revenue for the second quarter of 2003 to be between $100 million and $103 million. EBITDA for the second quarter of 2003 is expected to be between $14 million to $16 million.

We remain comfortable with our previous 2003 Hospitality segment RevPAR guidance of 4%-7% growth over full-year 2002. Second-quarter 2003 RevPAR is expected to increase 7%-9% over the second quarter of 2002 reflecting another quarter of strong group bookings. The second half of the year reflects a larger transient contribution to our business as we move into the summer months and the holiday season. We are entering this period with caution due to the continued slow recovery.

Finally, capital expenditures are expected to be approximately $60 million to $65 million for the second quarter of 2003, and to be approximately $230 million to $235 million for the full-year 2003.

"The financial results from the first three months of this year signal that our Company has made significant strides across many levels," Reed said. "Looking forward, we will maintain a cautious eye towards the current macroeconomic environment, and will remain vigilant in maintaining a sensible cost structure that maximizes profitability in all market conditions. Finally, we will work very hard to position the Company for continued financial and operating improvements once economic tides turn in this country."

Gaylord Entertainment will hold a conference call to discuss this release today at 10 a.m. EST. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the Web site at least 15 minutes early to register, download and install any necessary audio software. Any material information disclosed on the conference call that has not been previously disclosed publicly will also be available at the Investor Relations portion of the Gaylord Entertainment web site. For those who cannot listen to the live broadcast, a replay will be made available shortly after the call.

ABOUT GAYLORD ENTERTAINMENT

Gaylord Entertainment, a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels branded properties, including the Gaylord Opryland Resort & Convention Center in Nashville and the Gaylord Palms Resort & Convention Center in Kissimmee, Fla., and the Radisson Opryland Hotel in Nashville. The company's entertainment brands include the Grand Ole Opry, the Ryman Auditorium, the General Jackson Showboat, the Springhouse Golf Club, the Wildhorse Saloon and WSM-AM. Gaylord Entertainment's stock is traded on the New York Stock Exchange under the symbol GET. For more information about the company, visit www.gaylordentertainment.com.

(1) EBITDA (defined as earnings before interest, taxes, depreciation, amortization, pre-opening expense, non-cash lease and naming rights agreement expenses, as well as other non-recurring or non-cash items) is presented supplementally in the tables below and in the discussion of operating results because the Company believes it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions. The Company also believes EBITDA provides an additional measure of our ability to service debt, fund capital expenditures and grow our business. Pre-opening expense, non-recurring and non-cash items, such as asset write-downs and impairment losses, are excluded from EBITDA as these items do not impact operating results on a recurring basis. EBITDA can be computed by adding depreciation, amortization, pre-opening expense, non-recurring and non-cash items to operating income from continuing operations. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income or cash from operations), nor should it be considered as an indicator of our overall financial performance. EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating EBITDA may be different from the method used by other companies and therefore comparability may be limited.

(2) The Company calculates revenue per available room ("RevPAR") by dividing room sales for comparable properties by room nights available to guests for the period.

(3) The Company calculates total revenue per available room by dividing the sum of room sales, food & beverage, and other ancillary services revenue for comparable properties by room nights available to guests for the period.

(4)  EBITDA margin represents EBITDA as a percentage of revenue.

This press release contains statements as to the company's beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the timing of the opening of new hotel facilities, costs associated with developing new hotel facilities, costs associated with changes to the Company's historical financial statements, business levels at the company's hotels, the ability to complete potential divestitures successfully and the ability to consummate financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by Gaylord Entertainment with the Securities and Exchange Commission.

Gaylord Entertainment does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

                         CONSOLIDATED FINANCIAL RESULTS
                                    Unaudited
                      (In thousands, except per share data)


                                                                              THREE MONTHS ENDED
                                                                                   MARCH 31,
                                                                          --------------------------
                                                                            2003              2002
                                                                          ---------         --------
Revenues                                                                  $ 114,380         $ 99,657
Operating expenses
  Operating costs                                                            65,696           68,182
  Selling, general and administrative (a)                                    27,573           26,487
  Preopening costs                                                            1,580            5,429
  Depreciation                                                               13,342           14,293
  Amortization                                                                1,231              937
                                                                          ---------         --------
Operating income (loss)                                                       4,958          (15,671)
                                                                          ---------         --------

Interest expense                                                             (9,372)         (11,601)
Interest income                                                                 519              527
Unrealized gain (loss) on Viacom stock                                      (46,653)          46,433
Unrealized gain (loss) on derivatives                                        39,466          (29,697)
Other gains and losses                                                          223             (618)
                                                                          ---------         --------
Loss before benefit for income taxes, discontinued operations, and
  cumulative effect of accounting change                                    (10,859)         (10,627)
                                                                          ---------         --------

Benefit for income taxes                                                     (4,236)          (4,094)
                                                                          ---------         --------
Loss from continuing operations before discontinued operations and
  cumulative effect of accounting change                                     (6,623)          (6,533)

Income (loss) from discontinued operations, net of taxes                        167              958
Cumulative effect of accounting change, net of taxes (b)                         --           (2,572)
                                                                          ---------         --------
Net loss                                                                  $  (6,456)        $ (8,147)
                                                                          =========         ========

Basic net income (loss) per share:
  Income (loss) from continuing operations                                $   (0.20)        $  (0.19)
  Income (loss) from discontinued operations, net of taxes                     0.01             0.03
  Cumulative effect of accounting change, net of taxes                           --            (0.08)
                                                                          ---------         --------
  Consolidated EPS                                                        $   (0.19)        $  (0.24)
                                                                          =========         ========

Fully diluted net income (loss) per share:
  Income (loss) from continuing operations                                $   (0.20)        $  (0.19)
  Income (loss) from discontinued operations, net of taxes                     0.01             0.03
  Cumulative effect of accounting change, net of taxes                           --            (0.08)
                                                                          ---------         --------
  Consolidated diluted EPS                                                $   (0.19)        $  (0.24)
                                                                          =========         ========

Weighted average common shares for the period:
  Basic                                                                      33,784           33,741
  Fully-diluted                                                              33,784           33,741

(a) Includes non-cash lease expense of $1,638 for the three months ended March 31, 2003 and 2002 related to the effect of recognizing the Gaylord Palms ground lease expense on a straight-line basis. Also includes a net charge of $3,346 for non-cash pension and post-retirement adjustments recorded in the first quarter, 2002. And includes non-cash expense of $255 and $282 for the three months ended March 31, 2003 and 2002, respectively, related to the effect of recognizing the Naming Rights Agreement for the Gaylord Entertainment Center on a straight-line basis.

(b) For the three months ended March 31, 2002, the cumulative effect of accounting change relates to the impairment of the goodwill associated with the Radisson Hotel at Opryland in relation to adopting SFAS No.
         142. The goodwill impairment was $4,221, net of taxes of $1,649. In accordance with SFAS No. 142, the cumulative effect was retroactively recorded to January 1, 2002.

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                    Unaudited
                                 (In thousands)


                                                                                        MARCH 31,       DECEMBER 31,
                                                                                          2003              2002
                                                                                       ----------       ------------
                                                ASSETS
Current assets:
     Cash - unrestricted                                                               $   30,196        $   98,632
     Cash - restricted                                                                     33,621            19,323
     Trade receivables, net                                                                33,503            22,374
     Current assets of discontinued operations                                              4,206             4,095
     Deferred financing costs                                                              26,865            26,865
     Deferred income taxes                                                                 20,553            20,553
     Other current assets                                                                  26,916            25,889
                                                                                       ----------        ----------
         Total current assets                                                             175,860           217,731

Property and equipment, net of accumulated depreciation                                 1,147,899         1,110,163
Goodwill                                                                                    6,915             6,915
Intangible assets                                                                           1,987             1,996
Investments                                                                               462,427           509,080
Estimated fair value of derivative assets                                                 232,168           207,727
Long-term deferred financing costs                                                         92,148           100,933
Long-term assets of discontinued operations                                                12,596            13,328
Other long-term assets                                                                     25,410            24,323
                                                                                       ----------        ----------

     Total assets                                                                      $2,157,410        $2,192,196
                                                                                       ==========        ==========


                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt                                                 $    8,546        $    8,526
     Accounts payable and accrued liabilities                                              72,585            80,685
     Current liabilities of discontinued operations                                         6,981             6,652
                                                                                       ----------        ----------
         Total current liabilities                                                         88,112            95,863

Secured forward exchange contract                                                         613,054           613,054
Long-term debt                                                                            330,310           332,112
Deferred income taxes                                                                     239,902           244,372
Estimated fair value of derivative liabilities                                             33,621            48,647
Other long-term liabilities                                                                69,164            67,895
Other long-term liabilities of discontinued operations                                         83               789
Minority interest of discontinued operations                                                1,730             1,885
Stockholders' equity                                                                      781,434           787,579
                                                                                       ----------        ----------

     Total liabilities and stockholders' equity                                        $2,157,410        $2,192,196
                                                                                       ==========        ==========

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
                         SUPPLEMENTAL FINANCIAL RESULTS
                                    Unaudited
                    (in thousands, except operating metrics)

                                                 THREE MONTHS ENDED
                                                      MARCH 31,
                                            ---------------------------
                                              2003              2002
                                            ---------         ---------
BUSINESS SEGMENT REVENUES
  Hospitality                               $  99,515         $  80,296
  Attractions and Opry Group                   14,817            19,305
  Corporate and Other                              48                56
                                            ---------         ---------
  Total revenue                             $ 114,380         $  99,657
                                            =========         =========

HOSPITALITY OPERATING METRICS
Hospitality Segment
  Occupancy                                     76.46%            65.92%
  Average daily rate (ADR)                  $  148.61         $  149.19
  RevPAR                                    $  113.63         $   98.36
  Total revenue per available room (1)      $  241.01         $  199.03

Gaylord Opryland Nashville
  Occupancy                                     77.91%            64.76%
  Average daily rate (ADR)                  $  135.10         $  139.75
  RevPAR                                    $  105.26         $   90.50
  Total revenue per available room (1)      $  212.34         $  176.77

Gaylord Palms
  Occupancy                                     76.38%            71.54%
  Average daily rate (ADR)                  $  188.71         $  180.40
  RevPAR                                    $  144.14         $  129.07
  Total revenue per available room (1)      $  338.73         $  282.69

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
                         SUPPLEMENTAL FINANCIAL RESULTS
                                    Unaudited
                    (in thousands, except operating metrics)

                                                                               THREE MONTHS ENDED
                                                                                      MARCH 31,
                                                               --------------------------------------------------------
                                                                          2003                            2002
                                                               ------------------------         -----------------------
                                                                   $             MARGIN             $            MARGIN
                                                               ---------         ------         --------         ------
EBITDA RECONCILIATION
Consolidated
  Consolidated revenue                                         $ 114,380          100.0%        $ 99,657          100.0%
  Operating income/(loss)                                          4,958            4.3%         (15,671)         -15.7%
   Plus: depreciation                                             13,342           11.7%          14,293           14.3%
   Plus: amortization                                              1,231            1.1%             937            0.9%
   Plus: pre-opening costs                                         1,580            1.4%           5,429            5.5%
   Plus: pension charges                                              --            0.0%           3,346            3.4%
   Plus: noncash lease expense                                     1,638            1.4%           1,638            1.6%
   Plus: noncash naming rights for Gaylord Arena                     255            0.2%             282            0.3%
                                                               ---------         ------         --------         ------
     Consolidated EBITDA                                       $  23,004           20.1%        $ 10,254           10.3%
                                                               =========         ======         ========         ======
Hospitality
  Hospitality revenue                                          $  99,515          100.0%        $ 80,296          100.0%
  Operating income/(loss)                                         17,046           17.1%          (1,902)          -2.4%
   Plus: preopening costs                                          1,580            1.6%           5,429            6.8%
   Plus: noncash lease expense                                     1,638            1.6%           1,638            2.0%
   Plus: depreciation & amortization                              11,608           11.7%          12,329           15.4%
                                                               ---------         ------         --------         ------
     Hospitality EBITDA                                        $  31,872           32.0%        $ 17,494           21.8%
                                                               =========         ======         ========         ======
Attractions and Opry Group
  Attractions and Opry Group revenue                           $  14,817          100.0%        $ 19,305          100.0%
  Operating income / (loss)                                       (1,597)         -10.8%            (836)          -4.3%
   Plus: depreciation & amortization                               1,404            9.5%           1,490            7.7%
                                                               ---------         ------         --------         ------
     Attractions and Opry Group EBITDA                         $    (193)         -1.3%         $    654            3.4%
                                                               =========         ======         ========         ======
Corporate and Other
  Operating income/(loss)                                      $ (10,491)                       $(12,933)
   Plus: noncash naming rights for Gaylord Arena                     255                             282
   Plus: pension charges                                              --                           3,346
   Plus: depreciation & amortization                               1,561                           1,411
                                                               ---------                        --------
     Corporate and Other EBITDA                                $  (8,675)                       $ (7,894)
                                                               =========                        ========

NON-CASH AND/OR NONRECURRING ITEMS
The following non-cash and/or nonrecurring items are included in net income/(loss):
  Pre-opening costs, net of tax                                $    (963)                       $ (3,339)
  Accounting change, net of tax                                       --                          (2,572)
  Discontinued operations, net of tax                                167                             958
  Deferred finance charges, net of tax                            (5,419)                         (5,485)
  Change in FMV of Viacom stock, net of tax                      (28,449)                         28,556
  Change in FMV of derivatives, net of tax                        24,066                         (18,264)
  Pension charges, net of tax                                         --                          (2,058)
  Other gains and losses, net of tax                                 136                            (380)
                                                               ---------                        --------
   Total non-cash or nonrecurring items, net of taxes          $ (10,462)                       $ (2,584)
                                                               =========                        ========


(1) Includes food & beverage and other revenue per room.

INVESTOR RELATIONS CONTACTS:                    MEDIA CONTACTS:
David Kloeppel, CFO                             Jim Brown
Gaylord Entertainment                           Gaylord Entertainment
(615) 316-6101                                  (615) 316-6302
dkloeppel@gaylordentertainment.com              jbrown@gaylordentertainment.com

               ~OR~                                          ~OR~

Key Foster, VP Corporate Finance &              Dan O'Connor
Investor Relations                              Sloane & Company
Gaylord Entertainment                           (212) 446-1865
(615) 316-6132                                  doconnor@sloanepr.com
kfoster@gaylordentertainment.com

               ~OR~
Jenny Lee
Sloane & Company
(212) 446-1892
jlee@sloanepr.com